Exhibit 4.36

Shareholders Agreement of Beijing RunZe Microfinance Co., Ltd.

(Summary Translation)

This Agreement is entered into on December 22, 2014 by and among the following parties:

Party A 1: Beijing China Index Information Co., Ltd.

Party A 2: Shanghai SouFun Advertising Co., Ltd.

Party A 3: Beijing Tian Xia Dai Information Service Co., Ltd.

Party B 1: Beijing Lu’an Fulin Car Rental Co., Ltd.

Party B 2: Beijing RunZe Crowd-Investing Technology Co., Ltd.

Party C: Beijing RunZe Microfinance Co., Ltd.

Party D: Chen Xingtian (legal representative of Beijing RunZe Microfinance Co., Ltd.)

Whereas,

As of the date hereof, the shareholder structure of Party C is as follows: Party A 1 holds 20% of the shares of Party C; Party A 2 holds 20% of the shares of Party C; Party A 3 holds 20% of the shares of Party C; Party B 1 holds 20% of the shares of Party C and Party B 2 holds 20% of the shares of Party C.

Now therefore, upon mutual agreement, the parties hereto hereby enter into the following agreement to provide for corporate governance and shareholders’ rights of Party C.

Article 1 Shareholders’ Assembly

1.1	Functions and powers of the shareholders’ assembly

The shareholders’ assembly of Party C is composed of all shareholders. It is the organ of authority of Party C and exercises the following functions and powers according to law:

a)	Deciding Party C’s operational policy and investment plans;

b)	Electing and re-electing non-employee-representative directors and supervisors and deciding the remuneration for them;

c)	Reviewing and approving reports of the board of directors;

d)	Reviewing and approving reports of the board of supervisors;

e)	Reviewing and approving Party C’s annual budget and final accounting plans;

f)	Reviewing and approving Party C’s profit distribution and loss make-up plans;

g)	Making resolutions about increasing or reducing Party C’s registered capital;

h)	Making resolutions about issuing corporate bonds;

i)	Making resolutions about Party C’s merger, separation, dissolution, liquidation or change of its form;

j)	Amending Party C’s articles of association;

k)	Reviewing and approving other matters that should be decided by shareholders’ assembly according to laws, administrative regulations, rules or the company’s articles of association.

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1.2	The time, place and the matters to be considered in a meeting of the shareholders’ assembly shall be notified to all shareholders of Party C twenty days prior to the date of the meeting; and in the case of extraordinary shareholders’ meeting, notices shall be given to all shareholders of Party C fifteen days prior to the date of the meeting.

1.3	Each share held by a shareholder represents one vote. Resolutions to be made in the meeting of the shareholders’ assembly shall be subject to adoption by more than half of the votes held by the shareholders presenting at the meeting. And resolutions set forth in g), i) and j) of article 1.1 hereof shall be subject to adoption by more than two-thirds of the votes held by the shareholders presenting at the meeting.

Article 2 Board of Directors

2.1	The parties agree that, upon the shares of Party C being transferred to Party A 1, Party A 2 and Party A 3, Party C shall re-elect the members of its board of directors. Party C’s board of directors shall be composed of five members. Party A 1, Party A 2 and Party A 3 shall have the right to nominate one member of Party C’s board of directors respectively and the first chairman of Party C’s board of directors after the shares of Party C being transferred to Party A 1, Party A 2 and Party A 3 shall be nominated by Party A 1. Party B 1 and Party B 2 shall have the right to nominate one member of Party C’s board of directors respectively. The parties agree to vote for the said nominees to be directors of Party C in the applicable meeting of the shareholders’ assembly and Party C shall complete the procedures for change of the board of directors while completing the procedures for change of business license. Each director shall serve a term of three years and may serve consecutive terms upon expiration of its term of office if so appointed by its appointing party. The chairman of the board of directors shall be the legal representative of Party C.

2.2	Each party agrees and warrants that, upon resignation or removal of any director nominated by Party A 1, Party A 2 and Party A 3, the party nominating such director shall nominate a successor thereof and the parties warrant that they shall vote for such person to be a director of Party C in the applicable meeting of the shareholders’ assembly.

2.3	The board of directors is accountable to the shareholders’ assembly and exercises the following functions and powers:

a)	Convening meetings of the shareholders’ assembly and presenting reports thereto;

b)	Implementing resolutions made by the meetings of the shareholders’ assembly;

c)	Determining Party C’s business and operation plans and investment plans;

d)	Preparing annual and quarterly financial budget plans and final accounting plans of Party C;

e)	Preparing profit distribution plans and loss make-up plans of Party C;

f)	Preparing plans about increasing or reducing registered capital and issuing corporate bonds of Party C;

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g)	Preparing plans for Party C’s merger, separation, dissolution or change of its form;

h)	Determining the structure and the composition of Party C’s internal management departments (including without limitation, credit committee, business management organization ) and functions and powers thereof;

i)	Appointing or removing the manager of the company; appointing or removing, upon the manager’s recommendation, deputy managers, the officer in charge of finance, the head of each department and other senior officers of the company;

j)	Determining wages, social insurance, benefits and traveling expense standards etc. of Party C’s manager, deputy managers, the officer in charge of finance, the head of each department and other senior officers; determining the employment, dismissal, labor insurance, labor protection, welfare and reward and punishment plans of Party C’s employees;

k)	Formulating the basic management system of Party C, including without limitation, loan release examination and approval system, external investment and financing system, credit committee management system, Party C’s seal (including company seal, contract seal, financial seal, bank reserve personal seal etc.) management system and daily operation financial expenditure system etc.; and

l)	Other functions and powers granted according to laws, regulations and Party C’s articles of association.

2.4	The board of directors shall hold at least four meetings each year, which shall be convened and presided over by the chairman and the notice of a meeting shall be given to all directors and supervisors ten days prior to the date of the meeting. The board minutes shall be prepared as required and signed by all directors presenting at the meeting. A board meeting shall only be held with presence of more than half of the directors. Resolutions of the board meeting require approval of more than half of all directors provided that resolutions set forth in g), i), and j) of article 1.1 hereof require approval of more than half of all directors and more than two-thirds of the directors presenting at the meeting. In the voting on a resolution of the board meeting, each director shall have one vote.

Article 3 Board of Supervisors

3.1	The parties agree that, upon the shares of Party C being transferred to Party A 1, Party A 2 and Party A 3, Party C shall re-elect the members of its board of supervisors. Party C’s board of supervisors shall be composed of three members. Party A 1 and Party B 1 shall have the right to nominate one member of Party C’s board of supervisors respectively and the chairman of Party C’s board of supervisors shall be nominated by Party B 1. The parties agree to vote for the said nominees to be supervisors of Party C and to appoint 1 supervisor who is the employees’ representative in the applicable meeting of the shareholders’ assembly and Party C shall complete the procedures for change of board of supervisors while completing the procedures for change of business license. Each supervisor shall serve a term of three years and may serve consecutive terms upon expiration of its term of office if so appointed by its appointing party.

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3.2	Each party agrees and warrants that, upon resignation or removal of any supervisor nominated by Party A 1 and Party B 1, the party nominating such supervisor shall nominate a successor thereof and the parties warrant that they shall vote for such person to be a supervisor of Party C in the applicable meeting of the shareholders’ assembly.

3.3	The board of supervisors is accountable to the shareholders’ assembly and exercises the following functions and powers:

a)	Reviewing the company’s business and financial condition, consulting account books and other accounting information and requiring directors responsible for business of the company and the general manager to report business situation of the company;

b)	Performing the company duties against the directors and the manager and supervising any act of the directors and the manager in violation of laws, regulations or Articles of Association of the company;

c)	Requiring the directors and the manager to rectify any act that is detrimental to the company’s interests;

d)	Verifying financial information such as financial reports, business reports, profit distribution plans etc. that the board of directors intends to submit to the shareholders’ assembly and, if in doubt, shall be able to appoint, in the name of the company, a certified accountant or practicing auditor to assist in reviewing such information;

e)	Proposing to convene an extraordinary shareholders’ meeting;

f)	Representing the company in negotiating with a director or instituting legal proceedings against a director pursuant to article 151 of the Company Law;

g)	Attending the board meeting as a non-voting attendee;

h)	Examining and supervising major issues and plans of the company; and

i)	Other functions and powers stipulated in the articles of association.

3.4	The board of supervisors shall hold at least four meetings each year, which shall be convened and presided over by the chairman of the board of supervisors and the notice of a meeting shall be given to all supervisors ten days prior to the date of the meeting. The minutes of the meetings of the board of supervisors shall be prepared as required and signed by all supervisors presenting at the meeting. A meeting of the board of supervisors shall only be held with presence of more than half of the supervisors. Resolutions of meetings of the board of supervisors require approval of more than half of all supervisors and more than two-thirds of the supervisors presenting at the meeting. In the voting on a resolution of the meeting of the board of supervisors, each supervisor shall have one vote.

Article 4 Credit Committee

Party C shall have a credit committee, which shall be composed of five members, Party A 1 and Party B 1 shall appoint one respectively and the remaining three shall be determined by the board of directors.

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The rules governing the credit committee shall be formulated by the board of directors.

Article 5 Business Management Organ

Party C shall have a business management organ which shall be responsible for daily operation and management of Party C. The general manager, vice-general manager and the chief financial officer (the officer in charge of finance) of the business management organization shall be appointed or removed by the board of directors.

5.1 Functions and powers of the general manger

The parties agree that, the first general manager after Party C’s shares being transferred to Party A 1, Party A 2 and Party A 3 shall be nominated by Party B 1 and appointed by the board of directors. The general manager exercises the following functions and powers:

a)	Being in charge of the management of the company’s production and operation, organizing the implementation of resolutions of the board of directors;

b)	Organizing the implementation of annual operating plans and investment plans of the company;

c)	Preparing the plans for the company’s internal management structure;

d)	Preparing the basic management system of the company;

e)	Preparing the employee remuneration policy of the company;

f)	Appointing or removing officers of the company other than those to be appointed or removed by the board of directors; and

g)	Other functions and powers granted by the board of directors.

5.2 Functions and powers of the chief financial officer

The parties agree that, the first chief financial officer after Party C’s shares being transferred to Party A 1, Party A 2 and Party A 3 shall be nominated by Party A 1 and appointed by the board of directors. The chief financial officer exercises the following functions and powers:

a)	Being in charge of accounting, statements and budget enforcement of the company under the leadership of the board of directors and the chairman of the board of directors;

b)	Assisting the general manager to prepare the capital investment plan, financial planning and costs and expenses standards of the company and preparing the budget and final accounts of the company;

c)	Establishing and improving the internal accounting of the company, perfecting the data management system and the rules and regulations of financial management;

d)	Organizing the relevant departments of the company to conduct economic activity analysis, making its best effects to reduce costs, increase revenues, cut expenditures and improve efficiency;

e)	Supervising the company’s compliance with national financial and economic decrees, disciplines and resolutions of the board of directors;

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f)	Assessing and appointing or removing financial staff of Party C;

g)	Keeping the relevant seals of Party C in accordance with the seal management system formulated by the board of directors;

h)	Other functions and powers granted by the board of directors.

The parties agree that, the chief financial officer appointed by Party A 1 shall formally commence performance of its duties upon the amount of RMB60 million being paid by Party A 1, Party A 2 and Party A 3.

Article 6 Shareholders’ Information Rights

6.1	Shareholders of Party C shall cooperate with Party C to further improve the internal control system crucial to production and operation of Party C based on the existing system of Party C.

6.2	Shareholders of Party C shall have the right to attend the operation condition presentation meeting or other similar and relevant meetings which allow them to know Party C’s operation condition as non-voting observers.

6.3	If so requested by shareholders of Party C, Party C shall, in a timely manner, provide the shareholders with documents and reports relevant to its operation and shareholders of Party C shall have the right to propose to the business management personnel of the company.

Article 7 Supervision on the Joint Account of Party C

Party A 1, Party A 2 and Party A 3 shall pay a total of RMB60 million to Party C for the 20% shares of Party C respectively purchased by each of them and such amount of RMB60 million shall be remitted to the joint account of Party C. The parties hereby agree as follows regarding the RMB60 million fund:

7.1	Prior to approval on the purchase of 20% of the shares of Party C by Party A 1, Party A 2 and Party A 3 respectively by the finance service office of Beijing and completion of the registration with the industrial and commercial authorities, such amount of RMB60 million shall only be withdrawn and used upon written approval of Party A 1, Party A 2 and Party A 3 and the profits and losses resulted therefrom shall be shared by Party A 1, Party A 2 and Party A 3 in proportion to their respective shareholding ratio.

7.2	After approval on the purchase of 20% of the shares of Party C by Party A 1, Party A 2 and Party A 3 respectively by the finance service office of Beijing and completion of the registration with the industrial and commercial authorities, withdrawal and use of such amount of RMB60 million shall be included into Party C’s daily operation management work.

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Article 8 Preemptive Right

If any shareholder (hereinafter referred to as the “Proposed Transferor”) of Party C proposes to transfer Party C’s shares held by it to an independent third party(not including affiliates of the Proposed Transferor) in part or in whole, other shareholders shall, all thing being equal, be entitled to the preemptive right. In such case, the Proposed Transferor shall give a written notice (“Notice of Transfer”) to other shareholders, showing quantity, price and other terms and conditions of the shares to be transferred; and other shareholders shall have the right to, within ten (10) days upon receipt of the Notice of Transfer (“Offer Period”), give a written notice of exercise (“Notice of Acceptance”) to the Proposed Transferor to purchase the shares to be transferred in part or in whole based on the terms and conditions set forth in the Notice of Transfer. Should such other shareholders of Party C fail to give the Notice of Acceptance within the Offer Period, they shall be deemed to waive the preemptive right. If more than one such other shareholder intend to purchase such shares, such shares shall be purchased by such shareholders in proportion to their respective shareholding ratio.

Article 9 Capital Increase

Shareholders of Party C agree that, upon consensus of all shareholders, Party C’s registered capital may be increased to RMB200 million by the shareholders in proportion to their respective shareholding ratio prior to September 30, 2015.

Article 10 Effect, Modification and Termination of the Agreement

10.1	This Agreement shall come into force as of the date of execution.

10.2	No modification or amendment hereto shall be valid unless it is separately negotiated by the parties and set forth in a written agreement entered into by the parties.

10.3	This Agreement shall be terminated if:

a)	All parties hereto agree to terminate the Agreement upon negotiation; or

b)	The Agreement has to be terminated as it is impossible to be performed due to force majeure.

  In each case, the party who is entitled to request termination hereof as set forth herein shall notify the other party in   writing and such notice shall become effective immediately upon being served to the other parties.

10.4	Neither party shall assign the Agreement or its rights hereunder in part or in whole unless agreed by all parties hereto and set forth in a writing agreement entered into by the parties.

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Article 11 Dispute Resolution

11.1	The validity, interpretation and performance hereof shall be governed by laws of the PRC.

11.2	Any dispute of the parties arising from the Agreement shall be firstly settled through amicable negotiation. If no agreement can be reached through negotiation, any party may refer such dispute to the people’s court at the location of Party A 1.

[Signature page follows]

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[Signature page to Shareholders Agreement]

Party A 1: Beijing China Index Information Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Mo Tianquan

Party A 2: Shanghai SouFun Advertising Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Mo Tianquan

Party A 3: Beijing Tian Xia Dai Information Service Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Mo Tianquan

Party B 1: Beijing Lu’an Fulin Car Rental Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Li Ronglan

Party B 2: Beijing RunZe Crowd-Investing Technology Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Li Yinlong

Party C: Beijing RunZe Microfinance Co., Ltd. (seal)

Legal representative or authorized representative (signature):	/s/ Chen Xingtian

Party D: Chen Xingtian (signature):	/s/ Chen Xingtian

December 22, 2014

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